Exhibit 10.7

JOINDER AND SECOND AMENDMENT TO

AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

THIS JOINDER AND SECOND AMENDMENT TO AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT (this “Amendment”) is made and entered into as of November 29, 2007 by and among WINDSTREAM CORPORATION, a Delaware corporation (“WIN”), WELSH, CARSON, ANDERSON & STOWE VIII, L.P., a Delaware limited partnership, WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership, WCAS CAPITAL PARTNERS III, L.P., a Delaware limited partnership (each a “Parent” and collectively, the “Parents”), REGATTA HOLDING I, L.P., a Delaware limited partnership, REGATTA HOLDING II, L.P., a Delaware limited partnership, REGATTA HOLDING III, L.P., a Delaware limited partnership (each a “WCAS Sub” and, collectively, the “WCAS Subs”) and each of the Persons whose names are set forth in the definition of Additional WCAS Holders in Section 2(o) of this Amendment (each an “Additional WCAS Holder” and, collectively, the “Additional WCAS Holders”).

WHEREAS, WIN, the Parents and the WCAS Subs are parties to that certain Amended and Restated Share Exchange Agreement, dated as of August 16, 2007, as amended by the First Amendment to Amended and Restated Share Exchange Agreement, dated as of November 14, 2007 (as so amended, the “Share Exchange Agreement”);

WHEREAS, Schedule II to the Share Exchange Agreement provides that the WCAS Subs have the right, subject to certain conditions, to substitute all or a portion of the “Substitute Shares” (as defined in such Schedule II) for an equal number of the shares of WIN Common Stock that are contemplated by the Share Exchange Agreement to be exchanged by the WCAS Subs for Holdings Shares at the Closing;

WHEREAS, each of the Additional WCAS Holders is the holder of the number of Substitute Shares set forth opposite such Person’s name on the Annex attached to this Amendment;

WHEREAS, the WCAS Subs desire to effect the substitution of those Substitute Shares set forth on the Annex to this Amendment for an equal number of shares of WIN Common Stock that are contemplated by the Share Exchange Agreement to be exchanged by the WCAS Subs for Holdings Shares at the Closing;

WHEREAS, in order to effect such substitution, each of the Additional WCAS Holders desires to be joined as a party to the Share Exchange Agreement and to exchange its Substitute Shares for Holdings Shares at the Closing; and

WHEREAS, WIN, the Parents and the WCAS Subs desire to so join the Additional WCAS Holders as parties to the Share Exchange Agreement and to amend certain terms and provisions of the Share Exchange Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Share Exchange Agreement.

2. Joinder. Each of the Additional WCAS Holders is hereby joined as a party to the Share Exchange Agreement and agrees to be bound by all of the terms and conditions thereof (as amended by this Amendment) as though it were an original party thereto.

3. Amendments. The Share Exchange Agreement is hereby amended as follows:

(a) Those provisions contained in Sections 1.1, 1.2, 1.3, 1.4(a), and 1.5(a) of the Share Exchange Agreement relating to the exchange of Holdings Shares for WIN Exchange Shares at the Closing shall be deemed to apply, mutatis mutandis, to the Additional WCAS Holders to the same extent as they apply to the WCAS Subs.

(b) Section 3.2 of the Share Exchange Agreement is hereby amended and restated to read in its entirety as follows:

3.2 Title to Holdings Shares. WIN has good and valid title to the Holdings Shares, free and clear of all Liens, and upon delivery to the WCAS Subs and the Additional WCAS Holders at the Closing of certificates representing the Holdings Shares, duly endorsed by WIN for transfer to the WCAS Subs or Additional WCAS Holders, as applicable, or accompanied by stock powers duly executed in blank, and upon receipt by WIN of the Exchanged WIN Shares and any cash payment required to be made by Holdings pursuant to Section 1.6(a) hereof, good and valid title to the Holdings Shares will pass to each WCAS Sub and Additional WCAS Holder, respectively, free and clear of any Liens. Other than this Agreement, the Holdings Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Holdings Shares.

(c) The Share Exchange Agreement is hereby amended by inserting the following as Article IVA:

ARTICLE IVA

REPRESENTATIONS AND WARRANTIES OF THE ADDITIONAL WCAS

HOLDERS

Each of the Additional WCAS Holders, severally in respect of itself only, represents and warrants to WIN as follows as of November 29, 2007 and as of the Closing:

4A.1 Authority. Such Additional WCAS Holder (including, in the case of any WCAS Holder that is a trust, the trustee of such trust) has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. To the extent required, the execution, delivery and performance by such Additional WCAS Holder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Additional WCAS Holder. This Agreement has been duly executed and delivered by such Additional WCAS Holder, and constitutes a valid and binding obligation of such Additional WCAS Holder, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

4A.2 No Violation; Consents and Approvals. The execution and delivery by such Additional WCAS Holder of this Agreement, and the performance of its obligations hereunder and compliance with the terms hereof, will not (with or without written notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation, or result in the creation of any Lien upon any of the properties or assets of such Additional WCAS Holder under, (a) any provision of the trust documents of such Additional WCAS Holder, as applicable, (b) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to such Additional WCAS Holder or (c) any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which such Additional WCAS Holder is a party or by which it, or its assets, may be bound, other than any such items as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the such Additional WCAS Holder’s ability to consummate the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Additional WCAS Holder in connection with the execution and delivery of this Agreement, or the consummation by such Additional WCAS Holder of the transactions contemplated hereby, other than, in each case, compliance with and filings under the HSR Act, except for any such consents, approvals, orders or authorizations of or registrations, declarations or filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay such Additional WCAS Holder’s ability to consummate the transactions contemplated by this Agreement.

4A.3 Title to Exchanged WIN Shares. At the Closing, such Additional WCAS Holder will have good and valid title to those shares of WIN Common Stock set forth opposite such Additional WCAS Holder’s name on Schedule II, free and clear of all Liens, and upon delivery to WIN at the Closing of certificates representing such Exchanged WIN Shares, duly endorsed by such Additional WCAS Holder for transfer to WIN or accompanied by stock powers duly executed in blank, and upon receipt by such Additional WCAS Holder of the Holdings Shares (and the receipt by Holdings of any cash payment required to be made by WIN pursuant to Section 1.6(a) hereof), good and valid title to such Exchanged WIN Shares will pass to WIN, free of any Liens. Other than this Agreement, such Exchanged WIN Shares are not subject to any voting trust agreement or other contract, agreement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such Exchanged WIN Shares.

4A.4 Litigation. (a) There is no Litigation pending or, to the Knowledge of such Additional WCAS Holder, threatened in writing against such Additional WCAS Holder, by or before any Governmental Entity, or by or on behalf of any third party, which, if adversely determined, would reasonably be expected to prevent or materially impair or delay the ability of such Additional WCAS Holder to consummate the transactions contemplated by this Agreement, and (b) there are no outstanding judgments, decrees or orders of any court or Governmental Entity, affecting such Additional WCAS Holder or such Additional WCAS Holder’s assets, which would reasonably be expected to prevent or materially impair or delay the ability of such Additional WCAS Holder to consummate the transactions contemplated by this Agreement.

4A.5 Acquisition of Holdings Shares for Investment. Such Additional WCAS Holder is acquiring the Holdings Shares that it will receive pursuant to Article I for investment purposes only and not with any present intention of distributing or selling such Holdings Shares in violation of any federal, state or other United States securities Laws.

4A.6 Investigation by the Additional WCAS Holders. Such Additional WCAS Holder acknowledges that it has had an opportunity to conduct its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of Holdings and the Division Subsidiaries, or to evaluate the results of any such investigation, review and analysis performed by the Parents and the WCAS Subs, and that such Additional WCAS Holder has either engaged, or caused its representatives to engage, in such an investigation, review and analysis or determined to forego such an investigation, review and analysis, as and to the extent deemed appropriate by such Additional WCAS Holder. Each Additional WCAS Holders acknowledges that WIN has provided such Additional WCAS Holder with access to the properties, premises, contracts and records of Holdings and the Division Subsidiaries for this purpose, as and to the extent requested by such Additional WCAS Holder. Except as and to the extent expressly set forth herein and subject to the limitations and restrictions contained herein, such Additional WCAS Holder (i) acknowledges that, except for those representations or warranties expressly set forth in this Agreement, such Additional WCAS Holder shall not be entitled to rely on any representation or warranty, either express or implied, previously made by WIN or its agents, representatives, employees or Affiliates as to the accuracy or completeness of any of the information provided or made available to such Additional WCAS Holder or such Additional WCAS Holder’s agents or representatives, and (ii) agrees that none of WIN, Holdings nor the Division Subsidiaries or any of their respective agents, representatives, employees or Affiliates has or shall have any liability or responsibility whatsoever to such

Additional WCAS Holder or any of such Additional WCAS Holder’s agents or representatives on any basis (including in contract or tort, under federal or state securities Laws) based upon any information provided or made available, or statements made, to such Additional WCAS Holder or such Additional WCAS Holder’s agents or representatives prior to the date hereof, other than pursuant to this Agreement with regard to representations and warranties made herein.

4A.8 Brokers. No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by such Additional WCAS Holder.

(d) Section 7.2 of the Share Exchange Agreement is hereby amended and restated to read in its entirety as follows:

(a) Representations and Warranties. The representations and warranties of the WCAS Subs and the Additional WCAS Holders contained in this Agreement shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) as of the date of the Initial Agreement, in the case of the WCAS Subs, or as of November 29, 2007, in the case of the Additional WCAS Holders, and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of the WCAS Subs or the Additional WCAS Holders to consummate the transactions contemplated hereby.

(b) Performance. The WCAS Subs and the Additional WCAS Holders shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by the WCAS Subs at or prior to the Closing.

(c) Certificate. The WCAS Subs and the Additional WCAS Holders shall have delivered to WIN a certificate, dated as of the Closing Date, executed by an officer of the WCAS Subs and each Additional WCAS Holder, certifying the fulfillment of the conditions specified in subsections 7.2(a) and 7.2(b) hereof.

(d) Closing Deliveries. WIN shall have received at the Closing the agreements, documents and instruments referred to in Section 1.5 to be delivered to WIN by the WCAS Subs and the Additional WCAS Holders at Closing.

(e) Section 9.2 of the Share Exchange Agreement is hereby amended by deeming the definition of “WCAS Sub Indemnified Parties” to include the Additional WCAS Holders.

(f) Section 9.4 of the Share Exchange Agreement is hereby amended and restated to read in its entirety as follows:

9.4 WCAS Subs’ Agreement to Indemnify. From and after Closing, upon the terms and subject to the conditions of this Article IX, the WCAS Subs, jointly and severally, shall indemnify, defend and hold harmless WIN, its Affiliates and their respective officers, directors, and employees (the “WIN Indemnified Parties”), from and against all Damages asserted against, resulting to, imposed upon or incurred by WIN Indemnified Parties by reason of or arising from: (a) a breach of any representation or warranty of any WCAS Sub or any Additional WCAS Holder contained in this Agreement; (b) a breach of the any the covenants or agreements of the WCAS Subs or any Additional WCAS Holder set forth in this Agreement; (c) any liability or obligation of the Division Subsidiaries or the Division, except for those matters which are subject of WIN’s indemnification of the WCAS Subs pursuant to the Tax Sharing Agreement or Section 9.2 hereof; or (d) any untrue statement or alleged untrue statement of a material fact contained in any offering memorandum, registration statement, prospectus or preliminary prospectus relating to the Holdings Financing, except to the extent that the same are based upon information furnished by WIN, Holdings or the Division Subsidiaries expressly for use therein; (collectively, “WIN Claims”).

(g) Section 9.5 of the Share Exchange Agreement is hereby amended by inserting “4A.3,” immediately following the text “Sections 4.3,” where it appears in the fourth line.

(h) Section 9.8 of the Share Exchange Agreement is hereby amended and restated to read in its entirety as follows:

9.8 Sole Remedy.

(a) The WCAS Subs, the Additional WCAS Holders and WIN acknowledge and agree that, if the Closing occurs, their sole and exclusive remedy (other than for fraud or intentional misrepresentation) following the Closing with respect to any and all claims, including WCAS Sub Claims and WIN Claims (whether Third-Party Claims or otherwise), relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in the Tax Sharing Agreement and this Article IX; provided, however, that nothing contained herein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable Law in the event of an indemnifying party’s failure to comply with its indemnification obligations hereunder.

(b) The indemnifying party shall be subrogated to the rights of the indemnified party (to the extent permitted by the terms of such insurance agreements) in respect of any insurance relating to the Damages to the extent of any indemnification payments made hereunder. The WCAS Subs, the Additional WCAS Holders and WIN shall be obligated to use commercially reasonable efforts to mitigate the amount of any Damages for which such party is entitled to seek indemnification hereunder. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Each WCAS Sub, Additional WCAS Holder and WIN agree to treat (and cause their Affiliates to treat) any indemnification payment under this Agreement as an adjustment to the consideration to be transferred between WIN and Holdings in connection with the Contribution. Any indemnification obligation under this Agreement shall be net of (i) any Tax Benefit actually realized by the indemnified party or its Affiliates, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment received by the indemnified party or its Affiliates from any third party with respect thereto, net of any expenses related to the recovery of such proceeds and the cost of any insurance premiums. The indemnified party shall use commercially reasonable efforts to obtain full recovery under all insurance policies covering any indemnification obligation to the same extent as they would if such indemnification obligation were not subject to indemnification under this Agreement. In the event that an insurance or other recovery is received by any indemnified party with respect to any indemnification obligation for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery shall be made promptly to the indemnifying party.

(d) Notwithstanding anything in Section 9.2 to the contrary, for purposes of this Agreement, “Damages” shall not include damages incurred directly or indirectly as a result of lost profits or any damages that are special, consequential or punitive in nature, regardless of whether such damages are permissible by applicable Law.

(i) The Share Exchange Agreement is hereby amended by inserting the following as Section 9.10:

10.10 Additional WCAS Holder’s Representatives.

(a) Each Additional WCAS Holder hereby irrevocably appoints the WCAS Subs (the “Additional WCAS Holders’ Representatives”) as its agents and attorneys-in-fact, with full power, by and in the name of such Additional WCAS Holder, to execute any and all instruments or other documents on behalf of such Additional WCAS Holder, and to do any and all other acts or things on behalf of such Additional WCAS Holder, which the Additional WCAS Holders’ Representatives may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated by this Agreement and the performance of all obligations hereunder at or following the Closing. Without limiting the generality of the foregoing, the Additional WCAS Holders’ Representatives shall have the full and exclusive authority to (i) agree with WIN with respect to any matter or thing required or deemed necessary by the Additional WCAS Holders’ Representatives in connection with the provisions of this Agreement calling for the agreement of any Additional WCAS Holder, give and receive notices and receive service of process on behalf of all Additional WCAS Holders, and act on behalf of the Additional WCAS Holders in connection with any matter as to which the Additional WCAS Holders are or may be obligated under this Agreement, all in the absolute discretion of the Additional WCAS Holders’ Representatives; and (ii) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Additional WCAS Holders’ Representatives to be necessary or advisable in connection with this Agreement. Each Additional WCAS Holder hereby acknowledges and agrees that any notice required to be given under this Agreement shall be deemed to have been given to such Additional WCAS Holder if such notice is delivered to the Additional WCAS Holders’ Representatives in accordance with Section 10.3 hereof.

(b) The Additional WCAS Holders shall cooperate with the Additional WCAS Holders’ Representatives and any accountants, attorneys or other agents whom they may retain to assist in carrying out its duties hereunder. All decisions by the Additional WCAS Holders’ Representatives shall be binding upon all Additional WCAS Holders, and no Additional WCAS Holder shall have the right to object, dissent, protest or otherwise contest the same. The Additional WCAS Holders’ Representatives may communicate with any Additional WCAS Holder or any other Person concerning their responsibilities hereunder, but are not required to do so.

(c) The Additional WCAS Holders severally but not jointly hereby agree to indemnify and hold, to the extent of their pro rata interest in the Exchanged WIN Shares, harmless the Additional WCAS Holders’ Representatives against any out-of-pocket loss, reasonable expense (including reasonable attorney’s fees) or other liability arising out of their service as Additional WCAS Holders’ Representatives under this Agreement, other than for harm directly caused by its gross negligence or an act of willful misconduct; provided, however, that no Additional WCAS Holder shall be required to indemnify the Additional WCAS Holders’ Representatives against any loss, expense or liability arising from an action, suit, proceeding or other claim brought by another Additional WCAS Holder.

(j) Section 10.1 of the Share Exchange Agreement is hereby amended and restated to read in its entirety as follows:

10.1 Fees and Expenses. Except as otherwise set forth below, whether or not the transactions contemplated hereby and by the Ancillary Agreements are consummated pursuant hereto and thereto, WIN, each of the Additional WCAS Holders and each of the WCAS Subs shall pay all fees and expenses incurred by it or on its behalf and WIN shall pay all fees and expenses incurred by or on behalf of WIN or the Division Subsidiaries in connection with or in anticipation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby. For the avoidance of doubt, all Holdings Financing Expenses shall be deemed to be expenses of the WCAS Subs, irrespective of the party incurring such expenses and irrespective of whether or not the Closing occurs. In the event that the transactions contemplated hereby are consummated, Holdings shall bear all Holdings Financing Expenses. The parties acknowledge and agree that all Holdings Financing Expenses to be borne by Holdings pursuant to the immediately preceding sentence shall either remain as liabilities or obligations of

Holdings and/or the Division Subsidiaries after the Effective Time, to be paid or otherwise discharged by Holdings and/or the Division Subsidiaries in accordance with their terms, or if paid or incurred by WIN or its Affiliates and such Holdings Financing Expenses do not remain as liabilities of Holdings or the Division Subsidiaries at the Effective Time, such Holdings Financing Expenses shall be included as a current asset in the calculation of Net Working Capital pursuant to Section 1.6 hereof.

(k) Section 10.15 of the Share Exchange Agreement is hereby amended by inserting the following definition:

“Additional WCAS Holders” means, collectively, each of the following Persons: Patrick J. Welsh 2004 Irrevocable Trust; Russell L. Carson; Bruce K. Anderson 2004 Irrevocable Trust; Thomas E. McInerney; Robert A. Minicucci; Anthony J. de Nicola; Paul B. Queally; Jonathan M. Rather; D. Scott Mackesy; Sanjay Swani; Sean M. Traynor; John Almeida; Eric J. Lee; and Lauren Melkus.

(l) Schedule II of the Share Exchange Agreement is hereby amended and restated to read in its entirety as set forth on the Annex to this Amendment.

3. No Other Amendments. Except for the amendments expressly set forth and referred to in Section 2 hereof, the Share Exchange Agreement shall remain unchanged and in full force and effect.

4. Representations and Warranties of the Additional WCAS Holders. Each of the Additional WCAS Holders (including, in the case of any WCAS Holder that is a trust, the trustee of such trust) hereby represents and warrants, severally on behalf of itself only, to each of WIN, the Parents and the WCAS Subs as follows: (a) such Additional WCAS Holder (or trustee) has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) to the extent required, the execution, delivery and performance by such Additional WCAS Holder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Additional WCAS Holder; and (c) this Agreement has been duly executed and delivered by such Additional WCAS Holder, and constitutes a valid and binding obligation of such Additional WCAS Holder, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5. Entire Agreement. The Share Exchange Agreement, as amended by this Amendment, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. The Share Exchange Agreement, as amended by this Amendment, supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

6. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

7. Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Amendment in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Amendment in such jurisdiction or the validity, legality or enforceability of this Amendment, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Amendment.

9. Headings. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties have executed this Amendment as of the day and year first written above.

WINDSTREAM CORPORATION

By:	/s/ John P. Fletcher
Name: John P. Fletcher
Title: Executive V.P. & General Counsel

WCAS SUBS

REGATTA HOLDING I, L.P.

By:	Regatta Split-off I LLC
Its:	General Partner

By:	/s/ John Almeida, Jr.
	Name:	John Almeida, Jr.
	Title:	President

REGATTA HOLDING II, L.P.

By:	Regatta Split-off II LLC
Its:	General Partner

By:	/s/ John Almeida, Jr.
	Name:	John Almeida, Jr.
	Title:	President

REGATTA HOLDING III, L.P.

By:	Regatta Split-off III LLC
Its:	General Partner

By:	/s/ John Almeida, Jr.
	Name:	John Almeida, Jr.
	Title:	President

PARENTS

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.

By:	WCAS VIII Associates LLC
Its:	General Partner

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Managing Member

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX Associates LLC
Its:	General Partner

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Managing Member

WCAS CAPITAL PARTNERS III, L.P.

By:	WCAS CP III, LLC
Its:	General Partner

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Managing Member

ADDITIONAL WCAS HOLDERS

PATRICK J. WELSH 2004 IRREVOCABLE TRUST

By:
Its:	Trustee

By:	/s/ Carol Welsh
Name: Carol Welsh
Title:

/s/ Lauren Melkus
Lauren Melkus

BRUCE K. ANDERSON 2004 IRREVOCABLE TRUST

By:
Its:	Trustee

By:	/s/ Mary Anderson
Name: Mary Anderson
Title:

FOR EACH OF THE FOLLOWING PARTIES:

Russell L. Carson Thomas E. McInerney Robert A. Minicucci Anthony J. de Nicola Paul B. Queally Jonathan M. Rather D. Scott Mackesy Sanjay Swani Sean M. Traynor John Almeida, Jr. Eric J. Lee

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Attorney-in-Fact

ANNEX

SCHEDULE II

EXCHANGED WIN SHARES*

Total Number of Shares of WIN Common Stock to be Exchanged**
Regatta Holdings I, L.P.	8,897,107
Regatta Holdings II, L.P.	8,943,485
Regatta Holdings III, L.P.	1,184,928
Patrick J. Welsh 2004 Irrevocable Trust	110,359
Russell L. Carson	110,359
Bruce K. Anderson 2004 Irrevocable Trust	110,359
Thomas E. McInerney	110,359
Robert A. Minicucci	27,487
Anthony J. de Nicola	31,952
Paul B. Queally	23,384
Jonathan M. Rather	1,813
D. Scott Mackesy	797
Sanjay Swani	1,814
Sean M. Traynor	1,088
John Almeida	761
Eric J. Lee	364
Lauren Melkus	18,006

*	Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Share Exchange Agreement to which this Schedule II is attached.

**	Upon the terms and subject to the conditions set forth in the Share Exchange Agreement, the Exchanged WIN Shares set forth in this Schedule II will be exchanged for an equal number of Holdings Shares at the Closing.